PRESS RELEASE

Toro Ventures, Inc. Launches its new Corporate web site at www.toroventuresinc.com and moves dates ahead on its Crown Oil and Gas Lease.

Toro Ventures, Inc. (OTCBB: TORO) -- Toro Ventures, Inc is pleased to announce that it has launched the new corporate web site at www.toroventuresinc.com

Toro Ventures, Inc. is excited to be able to bring more up to date information to its shareholders on a regular basis. The new corporate website will be constantly updated to allow shareholders to follow the companies progress in the Oil and Natural Gas business.

Toro Ventures, Inc. announced last week that it has entered into a LOI in Oklahoma. Toro Ventures, Inc. is excited to move aggressively into the Oil and Natural Gas exploration business. Oil and Gas prices are at high levels due to increased world energy demands and supply shortfalls. These higher prices should enable smaller and faster moving companies like Toro Ventures to be aggressive in acquiring further opportunities within the Sector.

The LOI signed last week with Nitro Petroleum anticipated that the Work Program on the Crown Oil and Gas Lease would begin by the end of the second quarter of 2008. Toro has been able to significantly move that date up to commencing the work program March 1st, 2008.

This is a turnkey agreement whereby Toro will acquire a 60% working interest in the Crown Lease for $250,000.00.

The pending agreement provides that Nitro will remain as operator. Nitro will carry out remedial reworks on Crown #1 and #3. The wells will be re-entered and re-equipped in the Hunton, Lime and 1st Wilcox Sand. A third well will be converted into a salt water disposal well. In addition, the rework program is to include installing tank battery systems, electrification, and lying of pipelines and all necessary equipment needed to put wells back in production.

Larry Wise stated that this venture by TORO enables Nitro to participate up to 40% working interest in future production of these 2 wells in addition to production from future well locations.

Frederick Graham, President and CEO of Toro, has stated that, "being a able to act quickly and aggressively has allowed us to speed the process up on our first Oil and Gas Lease and we are very excited and encouraged that we will be able to act just as fast on other opportunities within the Oil and Gas Sector that present themselves."

Toro's objective is to develop opportunities in the Oil and Natural Gas sectors that represent lower than industry average risk. As well, Toro aims to define larger projects that can be developed with Joint Venture partners. Toro is confident that these opportunities exist in a sector that holds long-term fundamental strength. By doing so Toro intends to continue building Oil and Natural Gas reserves thereby increasing capital appreciation to TORO shareholders.

More information on the Crown Leases will be made available on Toro's New Corporate Website at www.toroventuresinc.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications which may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above.

Contacts:

Toro Ventures, Inc.

CEO and President

Frederick Graham

206-686-1757